EXHIBIT 10.1

OMNIBUS AMENDMENT

This Omnibus Amendment, made as of June 5, 2015 (the “Amendment”), is being entered into among Tyme Technologies, Inc., a Delaware corporation (the “Company”), Christopher Brown, a natural person residing at 590 Madison Avenue, 36th Floor, New York, NY 10022 (“Brown”), and GEM Global Yield Fund LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg (the “Subscriber”).

WHEREAS, the Company and the Subscriber entered into a Subscription Agreement, dated as of March 5, 2015 (the “Subscription Agreement”), pursuant to which the Subscriber purchased an aggregate of 2,716,000 shares (the “PPO Shares”) of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company; in connection with such Subscription Agreement, the Subscriber issued to the Company a 10% Secured Convertible Promissory Note (the “Note”)  in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) with a maturity date of June 5, 2015 (the “Maturity Date”), representing the obligation of the Subscriber to pay that portion of the purchase price under the Subscription Agreement not paid in immediately available funds at the Closing (as defined in the Subscription Agreement); and

WHEREAS, the Note is secured by an escrow of 5,000,000 shares of Company  Common Stock owned by the Subscriber, pursuant to a Subscription Note Shares Escrow Agreement  (the “Note Escrow Agreement”) among the Subscriber, the Company and CKR Law LLP, as escrow agent (the “Escrow Agent”); and

WHEREAS, the Company has agreed to accept a partial payment from the Subscriber of fifty percent (50%) of the principal amount due under the Note, equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Partial Payment”); and

WHEREAS, in connection with the Partial Payment, the Company has agreed, subject to receipt of the Partial Payment and Subscriber and Brown agreeing to certain other matters as provided in this Agreement, to a thirty (30) day extension of the Maturity Date under the Note for the payment of the balance of the principal amount thereof (the “Extension”); and

WHEREAS, simultaneous with the Closing under the Subscription Agreement, all amounts due under the Second Amended and Restated 10% Secured Convertible Promissory Note of Tyme Inc., a Delaware corporation (“Tyme”), in the principal amount of $2,310,000 and payable to Brown (the “Bridge Note”), were converted into an aggregate of 2,310,000 shares (the “Bridge Note Shares”) of Common Stock; and

WHEREAS, the Company, the Subscriber and Brown entered into a Registration Rights Agreement, dated as of March 5, 2015 (the “Registration Rights Agreement”), pursuant to which the Company is required to file a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) with respect to, among other securities, the PPO Shares and Bridge Note Shares (the “Registration Obligation”) on the date that is ninety (90) days from the earlier of (a) the date on which the Note is fully satisfied or (b) the Maturity Date of the Note (the “Registration Filing Date”); and

WHEREAS, the Company and Subscriber entered into an Agreement and Plan of Merger and Reorganization with Tyme Acquisition Corp., Tyme and certain other signatories thereto, dated as of March 5, 2015 (the “Merger Agreement”), pursuant to which certain events will occur if the Company completes or does not complete a Qualified Offering (as defined in the Merger Agreement) on specified terms within five (5) months of the earlier of (a) the date on which the Note is fully satisfied or (b) the Maturity Date of the Note; and

WHEREAS, pursuant to an Adjustment Shares Escrow Agreement (the “Adjustment Shares Escrow Agreement”), dated as of March 5, 2015, between the Company, Subscriber and Escrow Agent, Subscriber deposited with Escrow Agent an aggregate of 3,500,000 shares of Common Stock to secure certain surrender obligations of Subscriber as provided for in the Merger Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.         The Subscriber shall deliver to the Company the Partial Payment of US$1,250,000 to the account of the Company specified below not later than 3:00 pm EDT on Friday, June 5, 2015.

Bank Name:	Bank of America
Bank Address:	339 Franklin Avenue
Wyckoff, NJ 07481
ABA#:	021200339
Federal Wire	026009593
Account Name:	Tyme Inc.
Account Number:	* * * * * *
Account Address:	15 Knichel Road
Mahwah, New Jersey 07430

2.         Provided that the Subscriber complies with Section 1 above:

(a)	the Maturity Date of the Note shall be extended to July 6, 2015;

(b)

2,500,000 shares of Common Stock that are Deposit Shares (as defined in the Note Escrow Agreement) represented by the Deposit Stock Certificates (as defined in the Note Escrow Agreement) (the “Released Shares”) shall be released from the Note Escrow Agreement and delivered in accordance with written instructions to be separately provided to the Escrow Agent by the Subscriber (provided that delivery of the Released Shares as provided in such instructions, a copy of which shall be provided to the Company simultaneously with providing such instruction to the Escrow Agent, are in accordance with all applicable securities laws), and this paragraph shall serve as a written notice to the Escrow Agent by both the Company and the Subscriber pursuant to Section 3(e) of the Note Escrow Agreement with respect to the release and delivery of the Released Shares only;

(c)

the meaning of the term “Effective Date” in Section 1 of the Registration Rights Agreement shall be amended to the effect that such meaning read, in its entirety as follows: “Effective Date” means July 6, 2015”;

(d)	Clause (y) of Section 1.14(b) of the Merger Agreement shall be amended by deleting the words “the maturity date of the Subscription Note” and inserting in lieu thereof the words “June 5, 2015”;

(e)	Clause (y) of Section 1.14(c) of the Merger Agreement shall be amended by deleting the words “the maturity date of the Subscription Note” and inserting in lieu thereof the words “June 5, 2015”;

(f)	Clause (y) of Section 3(d) of the Note Escrow Agreement shall be amended by deleting the words “the maturity date of the Note” and inserting in lieu thereof the words “July 6, 2015”; and

(g)

Clause (y) of Section 2(c) of the Adjustment Shares Escrow Agreement shall be amended by deleting the words “the maturity date of the Subscription Note” and inserting in lieu thereof the words “June 5, 2015”.

3.         The Subscriber hereby agrees to pay promptly on demand all reasonable, documented expenses incurred by the Company, including legal, accounting and other professional fees and expenses of the Company incurred in connection with this Amendment and those relating to any filings made by the Company with the SEC in connection with and/or reporting on this Amendment and the transactions contemplated by this Amendment.

4.         Except as specifically amended or modified as set forth herein, all other terms of the Subscription Agreement, Note, Registration Rights Agreement, Merger Agreement, Adjustment Shares Escrow Agreement and Note Escrow Agreement are ratified and confirmed and remain in full force and effect, to the extent they are in full force and effect as of the date of this Amendment.

5.         This Amendment may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

6.         This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Second Amendment shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individuals executing this Amendment and other agreements on behalf of the parties agree to submit to the jurisdiction of such courts and waive trial by jury.  To the extent approved by a court of competent jurisdiction, the prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Amendment or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law, shall not affect the validity or enforceability of any other provision of any agreement.

7.         This Amendment may be executed in counterparts, all of which when taken together shall be considered one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or PDF transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the date first written above.

TYME TECHNOLOGIES, INC.

/s/ Steve Hoffman

By:  Steve Hoffman

Its:  Chief Executive Officer

GEM GLOBAL YIELD FUND LLC SCS

/s/ Christopher Brown

By:  Christopher Brown

Its:  Manager

CHRISTOPHER BROWN

/s/ Christopher Brown

Christopher Brown

Acknowledged as to Section 2(a) hereof and agreed to (to the extent of being a party to the Note Escrow Agreement and Adjustment Shares Escrow Agreement):

CKR LAW LLP

/s/ Jeffrey A. Rinde

By:  Jeffrey A. Rinde

Its:  Co-Managing Partner